Filed Pursuant to Rule 433

Registration Number 333-219724

IBM Credit LLC
February 1, 2018
Pricing Term Sheet

Floating Rate Notes due 2021
2.650% Notes due 2021
3.000% Notes due 2023

Issuer                                                                                                                                                                                                        IBM Credit LLC

Expected Issuer Ratings*                                                                                               A1/A+/A+ (Moody’s/S&P/Fitch)

Format                                                                                                                                                                                                SEC Registered

Trade Date                                                                                                                                                                           February 1, 2018

Settlement Date                                                                                                                                                 February 6, 2018 (T+3)

Joint Book-Running Managers                                                                  BNP Paribas Securities Corp., J.P. Morgan Securities LLC, Santander Investment Securities Inc. and U.S. Bancorp Investments, Inc.

Co-Managers                                                                                                                                                              SMBC Nikko Securities America, Inc. and Commerz Markets LLC

Minimum Denomination                                                                                                 $100,000 and multiples of $1,000

	2021 Floating Rate Notes	2021 Notes	2023 Notes

Size	$450,000,000	$800,000,000	$750,000,000

Maturity	February 5, 2021	February 5, 2021	February 6, 2023

Interest Payment Dates	Quarterly in arrears on February 5, May 5, August 5 and November 5	Semi-annually in arrears on February 5 and August 5	Semi-annually in arrears on February 6 and August 6

First Interest Payment Date	May 5, 2018	August 5, 2018	August 6, 2018

Coupon	Spread to LIBOR: + 16 bps Designated LIBOR Page: Reuters Screen LIBOR01 Page Index Maturity: 3 Months Interest Reset Period: Quarterly Interest Reset Dates: February 5, May 5, August 5 and November 5 Initial Interest Rate: Three month LIBOR plus 16 bps, determined on February 2, 2018	2.650%	3.000%

Benchmark Treasury	Not Applicable	2.000% due January 15, 2021	2.375% due January 31, 2023

Benchmark Treasury Price/Yield	Not Applicable	99-03 ¼ / 2.317%	99-04 ¼ / 2.561%

Spread to Benchmark Treasury	Not Applicable	T + 35 bps	T + 45 bps

Yield to Maturity	Not Applicable	2.667%	3.011%

Make-Whole Call	Not Applicable	T + 5 bps	T + 10 bps

Price to Public	100%	99.951%	99.949%

Underwriting Discount	0.15%	0.15%	0.25%

Day Count	Actual/360, Modified Following Business Day	30/360	30/360

CUSIP	44932HAF0	44932HAG8	44932HAH6

ISIN	US44932HAF01	US44932HAG83	US44932HAH66

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, J.P. Morgan Securities LLC collect at 1-212-834-4533, Santander Investment Securities Inc. toll-free at 1-855-403-3636, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

IBM Credit expects to deliver the Notes against payment for the Notes on or about  February 6, 2018, which will be the third business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the date of delivery hereunder should consult their own advisors.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by IBM Credit LLC on February 1, 2018 relating to its prospectus dated August 17, 2017.